Exhibit 10.11

PROGENITY, INC.

NEW HIRE EMPLOYEE NOTICE OF GRANT OF
RESTRICTED STOCK UNITS

(2021 Inducement Plan)

The Participant has been granted an award of restricted stock units (the “RSU Award”) to acquire certain shares of stock of Progenity, Inc. (the “Company”) upon settlement of the RSU Award, pursuant to the Progenity, Inc. 2021 Inducement Plan (the “Plan”), as follows:

Participant:
Date of Grant:
Grant Number:
Number of Shares Underlying RSU Award[1]:
Vesting Commencement Date:	The first February 15, May 15, August 15, or November 15 that occurs on or following the one-year anniversary of the Date of Grant.
Vesting Schedule:

25% of the shares of Common Stock subject to the RSU Award shall vest on the Vesting Commencement Date and the remaining 75% of the shares of Common Stock subject to the RSU Award shall vest in equal semi-annual installments of one-eighth (1/8th) of the shares of Common Stock subject to the RSU Award between the Vesting Commencement Date and on or about the fourth anniversary of the Date of Grant, subject to the Participant remaining in Continuous Service on each such date.

By acknowledging and agreeing to the terms of your online grant package, the Company and the Participant agree that the RSU Award is governed by this Grant Notice, the provisions of the Plan and the Restricted Stock Unit Agreement (the “RSU Agreement”), which are attached to and made a part of this Grant Notice. In addition, by acknowledging and agreeing to the terms of your online grant package, the Participant: (a) acknowledges receipt of, and represents that the Participant has read and is familiar with the terms and conditions of, this Grant Notice, the RSU Agreement and the Plan, including the tax withholding provisions set forth at Section 3.3 of the RSU Agreement, and hereby authorizes the Company to withhold from the Participant’s compensation in accordance with Section 3.3(b), (b) acknowledges and agrees to all of the terms and conditions of the RSU Award as set forth in this Grant Notice, the RSU Agreement and the Plan, (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under this Grant Notice, the RSU Agreement or the Plan and (d) consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

If you have any questions, please contact the Company by email at stockadministration@progenity.com.

1 : The number of shares subject to the RSU award is calculated by dividing the aggregate dollar value of the award by the 30-day trailing average of the company’s closing stock price, up to and including the date of grant.